Exhibit 99.4

CONSENT OF ANDERSON L. SMITH

Pursuant to Rule 438 under the Securities Act of 1933, I hereby consent to being named in this Registration Statement on Form S-4 of HomeTrust Bancshares, Inc. as a person who is expected to become a director of HomeTrust Bancshares, Inc. upon consummation of the merger referred to therein.

Date: March 21, 2014	/s/ Anderson L. Smith
Anderson L. Smith